EXHIBIT 99.1

For Immediate Release

For information contact:
Yvonne Donaldson	Bob Joyce
BindView Corporation	Financial Dynamics
1-713-561-4023	1-617-747-3620
yvonne.donaldson@bindview.com	bjoyce@fd-us.com

BindView to Restate Financial Statements Based on
Preliminary Findings of Latin American Investigation

     HOUSTON – Dec. 6, 2004 – BindView Corp. (NASDAQ:BVEWE) today announced that the previously announced investigation by its Board of Directors’ Audit Committee into its Latin American operations is substantially complete and should be finalized on or before December 10, 2004. Based on the findings to date, the Audit Committee, which had retained independent legal counsel and consultants to assist with the investigation, has concluded that BindView will restate its previously issued financial statements for the year ended December 31, 2003, and for the first two quarters of 2004, and that those previously issued financial statements should no longer be relied upon. The Company expects to file before December 21, 2004, its Form 10-Q for the third quarter of 2004, an amended Form10-K for the period ended December 31, 2003, and amended Forms 10-Q for the first two quarters of 2004 restating previously issued financial statements. The Audit Committee has discussed the matters disclosed in today’s newly filed Form 8-K with BindView’s independent registered public accounting firm.

     The Audit Committee concluded that revenues of $1 million from six transactions reported during the nine-month period ended June 30, 2004, were improperly reported. These revenues related to contracts that have been determined to be unenforceable. As a result, the Company’s reported revenues were overstated by $173,000 in the fourth quarter of 2003; $131,000 in the first quarter of 2004; and $698,000 in the second quarter of 2004.

     On November 24, 2004, BindView filed a Current Report on Form 8-K, providing information related to a notice received from The NASDAQ Listing Qualifications staff. This notice indicated that the Company had become non-compliant because of its failure to file the quarterly report on Form 10-Q for the period ended September 30, 2004. BindView requested a hearing with the NASDAQ Qualifications Panel for continued listing on the NASDAQ National Market. This request stayed the delisting of BindView’s common stock pending a hearing that is now set for December 21, 2004.

     Prior to the hearing date, the Company expects to file its Form 10-Q for the third quarter of 2004, an amended Form 10-K for the period ended December 31, 2003, and amended Forms 10-Q for the first two quarters of 2004. By making these filings before December 21, 2004, the Company expects to become compliant with the applicable NASDAQ listing requirements prior to the hearing date, which will eliminate the necessity for the hearing and result in the removal of the “E” that was added to its trading symbol on November 26, 2004.

     In the event the Company does not regain compliance prior to December 21, 2004, the hearing will be held on that day to determine if the Company’s common stock will continue to be listed. If such hearing is held, the Company expects the Panel will grant its request for continued listing. While the Company believes this will occur, it can provide no assurances that the Panel will grant this request.

About BindView

     BindView Corporation is a leading provider of proactive business policy, IT security and directory management software. BindView solutions and services enable customers to centralize and automate policy compliance, vulnerability assessment, and directory administration across the entire organization. With BindView insight at work™, customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via e-mail at info@bindview.com or visit BindView’s Website at http://www.bindview.com. BindView can also be reached at 1-800-749-8439 or at 1-713-561-4000.

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Statements in this news release not based on historical fact are “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the investigation into the Company’s Latin American operations; prospective customers’ decisions to complete transactions in the fourth quarter; the company’s ability to successfully close sufficient fourth-quarter transactions; and the risk factors and other matters described from time to time in BindView’s Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission.